ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-178960 Dated June 10, 2013

UBS AG $• Airbag Performance Securities

Linked to the shares of the PowerShares S&P 500® Low Volatility Portfolio due on or about June 29, 2018

Investment Description

UBS AG Airbag Performance Securities (the “Securities”) are unsubordinated, unsecured debt securities issued by UBS AG (“UBS”) linked to the shares of the PowerShares S&P 500® Low Volatility Portfolio (the “underlying equity”). If the underlying return is positive, UBS will repay your principal amount at maturity plus a return equal to the underlying return multiplied by the participation rate of between 120% and 130% (the actual participation rate will be determined on the trade date). If the underlying return is zero or negative but is equal to or greater than the threshold percentage of -25%, UBS will repay the full principal amount at maturity in cash. However, if the underlying return is less than the threshold percentage, UBS will repay less than the full amount at maturity, if anything, resulting in a loss of 1.3333% of principal amount for each 1% that the underlying return is less than the threshold percentage of -25%, up to the loss of your entire investment. Investing in the Securities involves significant risks. The Securities do not pay interest. You may lose some or all of your principal amount. The contingent repayment of principal only applies if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features

❑

Participation in Positive Underlying Returns: If the underlying return is greater than zero, UBS will repay your principal amount at maturity plus a return equal to the underlying return multiplied by the participation rate. If the underlying return is less than zero, investors may be exposed to the underlying equity’s downside market risk at maturity.

❑

Contingent Repayment of Principal at Maturity: If the underlying return is zero or negative but is not less than the threshold percentage, UBS will repay your principal amount at maturity. However, if the underlying return is less than the threshold percentage, UBS will repay less than the full principal amount at maturity, if anything, resulting in a loss of 1.3333% of principal amount for each 1% that the underlying return is less than the threshold percentage of -25%, up to a loss of your entire investment. The contingent repayment of principal applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of UBS.

Key Dates*

Trade Date	June 25, 2013

Settlement Date	June 28, 2013

Final Valuation Date	June 25, 2018

Maturity Date	June 29, 2018

*	Expected. See page 4 for additional details.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE UP TO THE FULL DOWNSIDE MARKET RISK OF THE UNDERLYING EQUITY. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF UBS. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 5 AND UNDER “RISK FACTORS” BEGINNING ON PAGE PS-13 OF THE AIRBAG PERFORMANCE SECURITIES PRODUCT SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INVESTMENT IN THE SECURITIES.

Security Offering

These preliminary terms relate to Airbag Performance Securities linked to the shares of the PowerShares S&P 500® Low Volatility Portfolio. The participation rate and the initial price will each be determined on the trade date. The Securities are offered at $1,000 per Security.

Underlying Equity	Bloomberg Symbol	Participation Rate	Initial Price	Threshold Percentage	CUSIP	ISIN
PowerShares S&P 500® Low Volatility Portfolio	SPLV	120% to 130%	•	-25% of the initial price	90271C783	US90271C7838

The estimated initial value of the Securities as of the trade date is expected to be between $915.00 and $955.00 for Securities linked to the performance of the PowerShares S&P 500® Low Volatility Portfolio. The estimated initial value of the Securities was determined as of the close of the relevant markets on the date of this free writing prospectus by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the Securities, see “Key Risks — Fair value considerations” and “Key Risks — Limited or no secondary market and secondary market price considerations” on pages 5 and 6 of this free writing prospectus.

See “Additional Information about UBS and the Securities” on page 2. The Securities will have the terms specified in the Airbag Performance Securities product supplement relating to the Securities, dated June 10, 2013, the accompanying prospectus and this free writing prospectus.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this free writing prospectus, the Airbag Performance Securities product supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense. The Securities are not deposit liabilities of UBS AG and are not FDIC insured.

Offering of Securities	Issue Price to Public		Underwriting Discount		Proceeds to UBS AG
	Total	Per Security	Total	Per Security	Total	Per Security
Securities linked to the PowerShares S&P 500® Low Volatility Portfolio	$•	$1,000.00	$•	$35.00	$•	$965.00

UBS Financial Services Inc.	UBS Investment Bank

Additional Information about UBS and the Securities

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement for the Securities), with the Securities and Exchange Commission, or SEC, for the offering to which this free writing prospectus relates. Before you invest, you should read these documents and any other documents relating to this offering that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446. Alternatively, UBS will arrange to send you the prospectus and the Airbag Performance Securities product supplement if you so request by calling toll-free 877-387-2275.

You may access these documents on the SEC website at www.sec.gov as follows:

♦	Product supplement for Airbag Performance Securities dated June 10, 2013:

http://www.sec.gov/Archives/edgar/data/1114446/000119312513253279/d551355d424b2.htm

♦	Prospectus dated January 11, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000119312512008669/d279364d424b3.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this free writing prospectus, “Securities” refer to the Airbag Performance Securities that are offered hereby, unless the context otherwise requires. Also, references to the “Airbag Performance Securities product supplement” mean the UBS product supplement, dated June 10, 2013 and references to “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants,” dated January 11, 2012.

This free writing prospectus, together with the documents listed above, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” beginning on page 5 and in “Risk Factors” in the accompanying product supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the Securities.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance. In the event of any changes to the terms of the Securities, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

Investor Suitability

The Securities may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦

You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have up to the full downside market risk as an investment in the underlying equity or its constituents.

♦

You believe the final price of the underlying equity is not likely to decline such that the underlying return exceeds the threshold percentage on the final valuation date and, if it does you can tolerate a loss of some or all of your principal amount.

♦	You believe the underlying equity will appreciate over the term of the Securities.

♦

You would be willing to invest in the Securities if the participation rate was set equal to the bottom of the range indicated on the cover hereof (the actual participation rate will be set on the trade date).

♦	You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the price of the underlying equity.

♦	You do not seek current income from your investment and are willing to forgo any dividends paid on the underlying equity.

♦	You are willing to hold the Securities to maturity, a term of approximately 5 years, and accept that there may be little or no secondary market for the Securities.

♦

You are willing to assume the credit risk of UBS for all payments under the Securities, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

♦

You understand that the estimated initial value of the Securities determined by our internal pricing models is lower than the issue price and that should UBS Securities LLC or any affiliate make secondary markets for the Securities, the price (not including their customary bid-ask spreads) will temporarily exceed the internal pricing model price.

The Securities may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦	You require an investment designed to provide a full return of principal at maturity.

♦

You cannot tolerate a loss of all or a substantial portion of your investment and are unwilling to make an investment that may have up to the full downside market risk as an investment in the underlying equity or its constituents.

♦

You believe that the price of the underlying equity will decline such that the underlying return exceeds the threshold percentage on the final valuation date, which could result in a total loss of your initial investment.

♦

You would be unwilling to invest in the Securities if the participation rate was set equal to the bottom of the range indicated on the cover hereof (the actual participation rate will be set on the trade date).

♦	You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the price of the underlying equity.

♦	You seek current income from your investment or prefer to receive the dividends paid on the underlying equity.

♦	You are unable or unwilling to hold the Securities to maturity, a term of approximately 5 years, or you seek an investment for which there will be an active secondary market.

♦	You are not willing to assume the credit risk of UBS for all payments under the Securities.

The investor suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review “Key Risks” beginning on page 5 of this free writing prospectus and the more detailed “Risk Factors” beginning on page PS-13 of the Airbag Performance Securities product supplement for risks related to an investment in the Securities.

Indicative Terms

Issuer	UBS AG, London Branch
Principal Amount	$1,000.00 per Security
Term	Approximately 5 years. In the event that we make any change to the expected trade date and settlement date, the final valuation date and maturity date will be changed to ensure that the stated term of the Securities remains the same.
Underlying Equity	PowerShares S&P 500® Low Volatility Portfolio
Participation Rate	Between 120% to 130%. The actual participation rate will be determined on the trade date.
Payment at Maturity (per Security)

If the underlying return is positive, UBS will pay you an amount in cash equal to:

$1,000 + ($1,000 × Underlying Return × Participation Rate)

If the underlying return is zero or negative but is equal to or greater than the threshold percentage, UBS will pay you an amount in cash equal to your principal amount, or $1,000 per Security.

If the underlying return is negative and is less than the threshold percentage, UBS will pay you an amount that is less than your principal amount, if anything, equal to:

$1,000 + [$1,000 x (Underlying Return – Threshold Percentage) x Threshold Multiplier]

In this scenario, you will lose 1.3333% of the principal amount for each 1% that the underlying return is less than -25% and you could lose up to your entire investment.

Underlying Return	Final Price – Initial Price Initial Price
Threshold Multiplier	1.3333
Initial Price	The closing price of the underlying equity on the trade date.
Final Price	The closing price of the underlying equity on the final valuation date.
Threshold Percentage	-25%

Investment Timeline

Trade Date	The initial price is observed. The participation rate is set.

Maturity Date

The final price is observed on the final valuation date and the underlying return is calculated.

If the underlying return is positive, UBS will pay you a cash payment at maturity equal to: $1,000 + ($1,000 × Underlying Return × Participation Rate)

If the underlying return is zero or negative but is equal to or greater than the threshold percentage, UBS will pay you a cash payment equal to your principal amount, or $1,000 per Security.

If the underlying return is negative and is less than the threshold percentage, UBS will pay you an amount that is less than your principal amount, if anything, equal to:

$1,000 + [$1,000 x (Underlying Return –

(-25%)) x 1.3333]

In this scenario, you will lose 1.3333% of the principal amount for each 1% that the underlying return is less than -25% and you could lose up to your entire investment.

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF UBS. IF UBS WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Key Risks

An investment in the Securities involves significant risks. Some of the risks that apply to the Securities are summarized here, but we urge you to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” section of the Airbag Performance Securities product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Securities.

♦

Risk of loss — The Securities differ from ordinary debt securities in that the issuer will not make periodic interest payments or necessarily repay the full principal amount of the Securities at maturity. UBS will only pay you the principal amount of your Securities in cash if the underlying return is greater than or equal to the threshold percentage and will only make such payment at maturity. If the underlying return is below the threshold percentage of -25%, you will lose 1.3333% of your principal amount for each 1% that the underlying return is less than -25%. Accordingly, if the underlying return is below the threshold percentage, the amount of cash you receive will be less than your principal amount resulting in a loss of some or all of your initial investment.

♦

The contingent repayment of principal applies only at maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the underlying return is not less than the threshold percentage at that time.

♦

The participation rate applies only at maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the participation rate or the Securities themselves and the return you realize may be less than the underlying return even if such return is positive. You can receive the full benefit of the participation rate only if you hold your Securities to maturity.

♦	No interest payments — UBS will not pay any interest with respect to the Securities.

♦

Credit risk of UBS — The Securities are unsubordinated, unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Securities and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire initial investment.

♦

Market risk — The price of the underlying equity can rise or fall sharply due to factors specific to that underlying equity or the securities constituting the assets of the underlying equity. These factors may include price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general market volatility and levels, interest rates and economic and political conditions. We urge you to review financial and other information filed periodically by the underlying equity with the SEC.

♦	Fair value considerations.

♦

The issue price you pay for the Securities will exceed their estimated initial value — The issue price you pay for the Securities will exceed their estimated initial value as of the trade date due to the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and projected profits. As of the close of the relevant markets on the trade date, we will determine the estimated initial value of the Securities by reference to our internal pricing models and it will be set forth in the final pricing supplement. The pricing models used to determine the estimated initial value of the Securities incorporate certain variables, including the price, volatility and expected dividends on the underlying equity, prevailing interest rates, the term of the Securities and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The underwriting discount, hedging costs, issuance costs, projected profits and the difference in rates will reduce the economic value of the Securities to you. Due to these factors, the estimated initial value of the Securities as of the trade date will be less than the issue price you pay for the Securities.

♦

The estimated initial value is a theoretical price; the actual price that you may be able to sell your Securities in any secondary market (if any) at any time after the trade date may differ from the estimated initial value — The value of your Securities at any time will vary based on many factors, including the factors described above and in “— Market risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the trade date, if you attempt to sell the Securities in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the Securities determined by reference to our internal pricing models. The estimated initial value of the Securities does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Securities in any secondary market at any time.

♦

Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the Securities as of the trade date — We may determine the economic terms of the Securities, as well as hedge our obligations, at least in part, prior to the trade date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the Securities cannot be determined as of the trade date and any such differential between the estimated initial value and the issue price of the Securities as of the trade date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the Securities.

♦	Limited or no secondary market and secondary market price considerations.

♦

There may be little or no secondary market for the Securities — The Securities will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Securities will develop. UBS Securities LLC and its affiliates may make a market in the Securities, although they are not required to do so and may stop making a market at any time. If you are able to sell your Securities prior to maturity, you may have to sell them at a substantial loss. The estimated initial value of the Securities does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Securities in any secondary market at any time.

♦

The price at which UBS Securities LLC and its affiliates may offer to buy the Securities in the secondary market (if any) may be greater than UBS’ valuation of the Securities at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements — For a limited period of time following the issuance of the Securities, UBS Securities LLC or its affiliates may offer to buy or sell such Securities at a price that exceeds (i) our valuation of the Securities at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such Securities following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Market (if any).” Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the Securities, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the Securities. As described above, UBS Securities LLC and its affiliates are not required to make a market for the Securities and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Financial Services Inc. and UBS Securities LLC reflect this temporary positive differential on their customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.

♦

Price of Securities prior to maturity — The market price of the Securities will be influenced by many unpredictable and interrelated factors, including the price of the underlying equity; the volatility of the underlying equity; the dividend rate paid on the underlying equity; the time remaining to the maturity of the Securities; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; the creditworthiness of UBS and the then current bid-ask spread for the Securities.

♦

Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices — All other things being equal, the use of the internal funding rates described above under “— Fair value considerations” as well as the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the Securities in any secondary market.

♦

Owning the Securities is not the same as owning the underlying equity — The return on your Securities may not reflect the return you would realize if you actually owned the underlying equity. For instance, you will not receive or be entitled to receive any dividend payments or other distributions on the underlying equity over the term of your Securities.

♦

No assurance that the investment view implicit in the Securities will be successful — It is impossible to predict whether and the extent to which the price of the underlying equity will rise or fall. There can be no assurance that the price of the underlying equity will rise above the initial price or that the percentage decline in the final price of the underlying equity will not result in the underlying return exceeding the threshold percentage on the final valuation date. The final price of the underlying equity will be influenced by complex and interrelated political, economic, financial and other factors that affect the underlying equity. You should be willing to accept the risks of owning equities in general and the underlying equity in particular, and the risk of losing some or all of your initial investment.

♦

The value of the underlying equity may not completely track the value of the securities in which such exchange traded fund invests — The underlying equity is an exchange traded fund, and although the trading characteristics and valuations of such underlying equity will usually mirror the characteristics and valuations of the securities in which such exchange traded fund invests, its value may not completely track the value of such securities. The value of the underlying equity will reflect transaction costs and fees that the securities in which that exchange traded fund invests do not have. In addition, although the underlying equity may be currently listed for trading on an exchange, there is no assurance that an active trading market will continue for such underlying equity or that there will be liquidity in the trading market.

♦

Fluctuation of NAV — The net asset value (the “NAV”) of an exchange traded fund may fluctuate with changes in the market value of such exchange traded fund’s securities holdings. The market prices of the underlying equity may fluctuate in accordance with changes in NAV and supply and demand on the applicable stock exchanges. In addition, the market price of the underlying equity may differ from its NAV per share; the underlying equity may trade at, above or below its NAV per share.

♦

Failure of the underlying equity to track the level of the underlying index — The underlying equity is an exchange traded fund. Such underlying equity is designed and intended to track the level of a specific index (an “underlying index”), but various factors, including fees and other transaction costs, may prevent the underlying equity from correlating exactly with changes in the level of such underlying index. Accordingly, the performance of the underlying equity may not be equal to the performance of its underlying index.

♦

A Low Volatility Index May Be Volatile — While the underlying equity is designed to track the performance of the underlying index, which has been designed in part to mitigate the effects of volatility, there is no assurance that either the underlying equity or the underlying index will be successful in doing so. It is also possible that the features of the underlying index designed to address the effects of volatility will instead adversely affect the return of the underlying index and, consequently, the return of the underlying equity and your Securities.

♦

There is no affiliation between UBS and the issuers of the constituent stocks of the underlying equity (the “underlying equity constituent stock issuers”), and UBS is not responsible for any disclosure by such issuers — We are not affiliated with the underlying equity constituent stock issuers. However, we and our affiliates may currently or from time to time in the future engage in business with the underlying equity constituent stock issuers. Nevertheless, neither we nor our affiliates assume any responsibility for the accuracy or the completeness of any information about the underlying equity or the underlying equity constituent stock issuers. You, as an investor in the Securities, should make your own investigation into the underlying equity and the underlying equity constituent stock issuers. The underlying equity constituent stock issuers are not involved in the Securities offered hereby in any way and have no obligation of any sort with respect to your Securities. The underlying equity constituent stock issuers have no obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your Securities.

♦

The calculation agent can make adjustments that affect the payment to you at maturity — For certain corporate events affecting the underlying equity, the calculation agent may make adjustments to the initial price and such other terms of the Securities. However, the calculation agent will not make an adjustment in response to all events that could affect the underlying equity. If an event occurs that does not require the calculation agent to make an adjustment, the value of the Securities may be materially and adversely affected. In addition, all determinations and calculations concerning any such adjustments will be made by the calculation agent. You should be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from that discussed in the product supplement as necessary to achieve an equitable result. Following a delisting or discontinuance of the underlying equity, the amount you receive at maturity may be based on a share of another exchange traded fund. The occurrence of these events and the consequent adjustments may materially and adversely affect the value of the Securities. For more information, see the section “General Terms of the Securities — Antidilution Adjustments” and “General Terms of the Securities — Delisting, Discontinuance or Modification of an ETF” in the product supplement. Regardless of any of the events discussed above, any payment on the Securities is subject to the creditworthiness of UBS.

♦

Potential UBS impact on price — Trading or transactions by UBS or its affiliates in the underlying equity and/or over-the-counter options, futures or other instruments with returns linked to the performance of the underlying equity may adversely affect the performance and, therefore, the market value of the Securities.

♦

Potential conflict of interest — UBS and its affiliates may engage in business with the issuer of the underlying equity, which may present a conflict between the obligations of UBS and you, as a holder of the Securities. The calculation agent, an affiliate of UBS, will determine the underlying return and accordingly the payment at maturity on your Securities based on the final price of the underlying equity on the final valuation date. The calculation agent may postpone the determination of the underlying return or the maturity date if a market disruption event occurs and is continuing on the final valuation date. As UBS determines the economic terms of the Securities, including the participation rate and such terms include hedging costs, issuance costs and projected profits, the Securities represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments.

♦

Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the underlying equity to which the Securities are linked.

♦

Dealer incentives — UBS and its affiliates act in various capacities with respect to the Securities. We and our affiliates may act as a principal, agent or dealer in connection with the sale of the Securities. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Securities and such compensation may serve as an incentive to sell these Securities instead of other investments. We will pay total underwriting compensation of $35.00 per Security to any of our affiliates acting as agents or dealers in connection with the distribution of the Securities. Given that UBS Securities LLC’s and its affiliates’ temporarily maintain a market making premium, it may have the effect of discouraging UBS Securities LLC’s and its affiliates from recommending the sale of your Securities in the secondary market.

♦

Uncertain tax treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your tax advisor about your own tax situation. See “What Are the Tax Consequences of the Securities” beginning on page 10.

Hypothetical Examples and Return Table of the Securities at Maturity

The examples and table below illustrate the Payment at Maturity for a $1,000.00 Security on a hypothetical offering of the Securities, with the following assumptions:*

Term:	Approximately 5 years
Principal Amount:	$1,000.00
Initial Price:	$30.00
Threshold Percentage:	-25%
Threshold Multiplier:	1.3333
Participation Rate:	125%
Range of underlying return:	-100% to 100%

*	The participation rate and the initial price will be set on the trade date.

The examples are provided for illustrative purposes only and are purely hypothetical. The numbers in the examples have been rounded for ease of analysis.

Example 1: The underlying return is 20%.

Since the underlying return is positive, the payment at maturity per Security will be calculated as follows:

$1,000 + ($1,000 × 20% × 125%) = $1,250.00 per Security (a 25.00% total return).

Example 2: The underlying return is -20%.

Since the underlying return is negative but is greater than the threshold percentage of -25%, UBS will repay the full principal amount and the payment at maturity is equal to $1,000.00 per Security (a zero percent total return).

Example 3: The underlying return is -60%.

Since the underlying return is negative and below the threshold percentage of -25%, UBS will pay you less than the full principal amount of your Securities and your investment in the Securities will be exposed to the decline of the underlying equity. In this example the payment at maturity is calculated as follows:

$1,000 + [$1,000 x (-60% - (-25%)) x 1.3333] = $1,000 - $466.655 = $533.35 per Security (a 46.67% total return loss).

If the underlying return is below the threshold percentage on the final valuation date, your investment in the Securities will be exposed to the downside market risk of the underlying equity and you will lose some or all of your principal at maturity.

Underlying Equity		Payment and Return at Maturity
Final Price ($)	Underlying Return	Payment at Maturity(1)	Security Total Return at Maturity
60.00	100.00%	$2,250.00	125.00%
57.00	90.00%	$2,125.00	112.50%
54.00	80.00%	$2,000.00	100.00%
51.00	70.00%	$1,875.00	87.50%
48.00	60.00%	$1,750.00	75.00%
45.00	50.00%	$1,625.00	62.50%
42.00	40.00%	$1,500.00	50.00%
39.00	30.00%	$1,375.00	37.50%
36.00	20.00%	$1,250.00	25.00%
33.00	10.00%	$1,125.00	12.50%
30.00	0.00%	$1,000.00	0.00%
27.00	-10.00%	$1,000.00	0.00%
24.00	-20.00%	$1,000.00	0.00%
22.50	-25.00%	$1,000.00	0.00%
21.00	-30.00%	$933.34	-6.67%
18.00	-40.00%	$800.01	-20.00%
15.00	-50.00%	$666.68	-33.33%
12.00	-60.00%	$533.35	-46.67%
9.00	-70.00%	$400.02	-60.00%
6.00	-80.00%	$266.69	-73.33%
3.00	-90.00%	$133.36	-86.66%
0.00	-100.00%	$0.00	-100.00%

(1)

Payment for underlying returns greater than 0% consists of the principal amount plus a return equal to the underlying return multiplied by the participation rate. Payment for underlying returns of 0% or less than the threshold percentage equal the principal amount. Payment for underlying returns below the threshold percentage consists of the loss of 1.3333% of principal amount for each 1% that the underlying return is less than the threshold percentage of -25%, up to the loss of your entire investment.

What Are the Tax Consequences of the Securities?

The United States federal income tax consequences of your investment in the Securities are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations” beginning on page PS-41 of the Airbag Performance Securities product supplement and discuss the tax consequences of your particular situation with your tax advisor.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Securities. Pursuant to the terms of the Securities, UBS and you agree, in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary, to characterize your Securities as a pre-paid derivative contract with respect to the underlying equity. If your Securities are so treated, you should generally recognize gain or loss upon the sale or maturity of your Securities, Subject to the “constructive ownership” rules, discussed below, any gain or loss recognized upon sale, exchange or settlement of the Securities should be long-term if you hold your Securities for more than one year, in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Securities, and short-term capital gain or loss otherwise.

Since the Securities are linked to an equity interest in an exchange traded fund, there is a risk that the Securities would be treated as a “constructive ownership transaction” as defined in Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”). A “constructive ownership transaction” includes certain contracts under which an investor will receive payment equal to or credit for the future value of any equity interest in a regulated investment company (such as the underlying equity). If an investment in Securities is treated as a “constructive ownership transaction,” any long-term capital gain recognized by a United States holder (as defined under “Supplemental U.S. Tax Consideration” on page PS-41 of the Relative Performance Securities product supplement) in respect of a Security will be recharacterized as ordinary income to the extent such gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Code) of the United States holder (the “Excess Gain”). It is not clear how the “net underlying long-term capital gain” would be computed in respect of a Security. It is possible, for example, that the “net underlying long-term capital gain” could equal the amount of long-term capital gain a United States holder would have recognized if on the issue date of the Security the holder had invested the face amount of the Security in shares of the underlying equity and sold those shares for their fair market value on the date the Security is sold, exchanged or retired. Unless otherwise established by clear and convincing evidence, the “net underlying long-term capital gain” is treated as zero. In addition, an interest charge will also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the United States holder in taxable years prior to the taxable year of the sale, exchange or maturity of the Security (assuming such income accrued such that the amount in each successive year is equal to the income in the prior year increased at a constant rate equal to the applicable federal rate as of the date of sale, exchange or maturity of the Security).

Accordingly, all or a portion of any gain on the sale or settlement of a Security after one year could be treated as “Excess Gain” from a “constructive ownership transaction,” which gain would be recharacterized as ordinary income, and subject to an interest charge. U.S. holders should consult their tax advisors regarding the potential application of the “constructive ownership” rules.

In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your Securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Securities, it is possible that your Securities could alternatively be treated for tax purposes in the manner described under “Supplemental U.S. Tax Considerations — Alternative Treatments” on page PS-43 of the product supplement, and that the timing and character of income or loss on your Securities could be materially and adversely affected.

In 2007, the Internal Revenue Service released a notice that may affect the taxation of holders of the Securities. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument similar to the Securities should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”) should be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise required by law, UBS intends to treat your Securities for United States federal income tax purposes in accordance with the treatment described above and under “Supplemental U.S. Tax Considerations” beginning on page PS-41 of the Airbag Performance Securities product supplement, unless and until such time as the Treasury Department and the Internal Revenue Service determine that some other treatment is more appropriate.

Medicare Tax on Net Investment Income. Beginning in 2013, U.S. holders that are individuals, estates, and certain trusts will be subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include any gain realized with respect to the Securities, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Specified Foreign Financial Assets. Under recently enacted legislation, individuals that own “specified foreign financial assets” may be required to file information with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. You are urged to consult your tax adviser as to the application of this legislation to your ownership of the Securities.

Non- U.S. Holders. Subject to Section 871(m) and FATCA (as discussed below), if you are not a United States holder, you should generally not be subject to United States withholding tax with respect to payments on your Securities or to generally applicable information reporting and backup withholding requirements with respect to payments on your Securities if you comply with certain certification and identification requirements as to your foreign status (by providing a fully completed and duly executed appropriate Internal Revenue Service (“IRS”) Form W-8). Gain from the sale or exchange of a Security or settlement at maturity generally will not be subject to U.S. tax unless such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States or unless the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such sale, exchange or settlement and certain other conditions are satisfied.

Section 871(m) of the Code requires withholding (up to 30%, depending on the applicable treaty) on certain financial instruments to the extent that the payments or deemed payments on the financial instruments are contingent upon or determined by reference to U.S.-source dividends. Under proposed U.S. Treasury Department regulations, certain payments that are contingent upon or determined by reference to U.S. source dividends, including payments reflecting adjustments for extraordinary dividends, with respect to equity-linked instruments, including the Securities, may be treated as dividend equivalents. If enacted in their current form, the regulations may impose a withholding tax on payments made on the Securities on or after January 1, 2014 that are treated as dividend equivalents. In that case, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld. Further, Non-U.S. Holders may be required to provide certifications prior to, or upon the sale, redemption or maturity of the Securities in order to minimize or avoid U.S. withholding taxes.

Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S. source payments, including interest (and OID), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S. source interest of dividends) and “pass-thru payments” (i.e, certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees, among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or certify that they do not have any substantial United States owners) withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final Treasury regulations published in the Federal Register on January 28, 2013, the withholding and reporting requirements will generally apply to certain withholdable payments made after December 31, 2013, certain gross proceeds on sale or disposition occurring after December 31, 2016, and certain pass-thru payments made after December 31, 2016. This withholding tax would not be imposed on withholdable payments pursuant to obligations that are outstanding on January 1, 2014

(and are not materially modified after December 31, 2013) or to pass-thru payments pursuant to obligations that are outstanding six months after final regulations regarding such payments become effective (and such obligations are not subsequently modified in a material manner). If, however, withholding is required as a result of future guidance, we (and any paying agent) will not be required to pay additional amounts with respect to the amounts so withheld.

Significant aspects of the application of FATCA are not currently clear and the above description is based on regulations and interim guidance. Investors should consult their own advisor about the application of FATCA, in particular if they may be classified as financial institutions under the FATCA rules.

Proposed Legislation

The House Ways and Means Committee has released in draft form certain proposed legislation relating to financial instruments. If enacted, the effect of this legislation generally would be to require instruments such as the Securities to be marked to market on as annual basis with the all gains and losses to be treated as ordinary, subject to certain exceptions. You are urged to consult your tax advisor regarding the draft legislation and its possible impact on you.

PROSPECTIVE PURCHASERS OF SECURITIES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE U.S. FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE SECURITIES.

Information about the Underlying Equity

All disclosures contained in this free writing prospectus regarding the underlying equity are derived from publicly available information.

Included on the following pages is a brief description of the underlying equity. This information has been obtained from publicly available sources. Set forth below is a table that provides the quarterly high and low closing prices for the underlying equity. The information given below is for the third and fourth calendar quarters in 2011, the four calendar quarters in 2012 and the first calendar quarter of 2013. Partial data is provided for the second calendar quarter of 2011 and 2013. We obtained the closing price information set forth below from the Bloomberg Professional© service (“Bloomberg”) without independent verification. You should not take the historical prices of the underlying equity as an indication of future performance.

The underlying equity is registered under the Securities Exchange Act of 1934 (the “Exchange Act”) and/or the Investment Company Act of 1940 (the “40 Act”). Companies with securities registered under the Exchange Act and 40 Act are required to file financial and other information specified by the SEC periodically. Information filed by the underlying equity with the SEC can be reviewed electronically through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information filed with the SEC by the underlying equity issuer under the Exchange Act can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

PowerShares S&P 500® Low Volatility Portfolio

We have derived all information contained herein regarding the PowerShares S&P 500® Low Volatility Portfolio (the “SPLV Fund”) from publicly available information. Such information reflects the policies of, and is subject to changes by, Invesco PowerShares Capital Management LLC, the investment adviser of the SPLV Fund. UBS has not undertaken an independent review or due diligence of any publicly available information regarding the SPLV Fund.

The SPLV Fund seeks investment results that generally correspond, before fees and expenses, to the price and yield of the S&P 500® Low Volatility Index (the “SPLV Index”). The SPLV Fund will generally invest at least 90% of its total assets in common stocks that comprise the SPLV Index.

The SPLV Index is compiled, maintained and calculated by Standard & Poor’s® (the “Index Provider”) and consists of the 100 stocks from the S&P 500® Index with the lowest realized volatility over the past 12 months, as provided by the Index Provider. The SPLV Fund and the SPLV Index are rebalanced and reconstituted quarterly. The SPLV Fund generally invests in all of the securities comprising the Index in proportion to their weighting in the SPLV Index.

As of March 31, 2013, ordinary operating expenses of the SPLV Fund are expected to accrue at an annual rate of 0.25% of the SPLV Fund’s assets. Expenses of the SPLV Fund reduce the net value of the assets held by the SPLV Fund and, therefore, reduce the value of the shares of the SPLV Fund.

As of March 31, 2013, the SPLV Fund’s five largest company holdings include: Johnson & Johnson (1.46%), PepsiCo, Inc. (1.37%), General Mills, Inc. (1.36%), The Clorox Company (1.35%), and H. J. Heinz Company (1.33%).

In making your investment decision you should review the prospectus related to the SPLV Fund, dated March 1, 2013, filed by the PowerShares Exchange-Traded Fund Trust II (‘‘the SPLV Fund Prospectus”) available at:

http://www.sec.gov/Archives/edgar/data/1378872/000110465913015063/a13-2248_1485bpos.htm

In addition, the SPLV Fund Prospectus is available on SPLV Fund’s website as indicated below. In making your investment decision you should pay particular attention to the sections of the SPLV Fund Prospectus entitled “Principal Risks of Investing in the Fund’’ and “Additional Information About the Funds’ Strategies and Risks.” UBS has not undertaken an independent review or due diligence of any publicly available information regarding the SPLV Fund Prospectus.

Information filed by the PowerShares Exchange-Traded Fund Trust II with the SEC under the Securities Act of 1933 and the Investment Company Act of 1940 and where applicable, the Securities Exchange Act of 1934 can be found by reference to its SEC file number: 333-138490 and 811-21977. SPLV Fund’s website is http://www.invescopowershares.com/products/overview.aspx?ticker=splv. Shares of the SPLV Fund are listed on the NYSE Arca under ticker symbol “SPLV.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this free writing prospectus or any accompanying prospectus. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the SPLV Fund.

Historical Information

The following table sets forth the quarterly high and low closing price for the SPLV Fund, based on the daily closing price as reported by Bloomberg Professional® service (“Bloomberg”), without independent verification. UBS has not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The closing price of the SPLV Fund on June 4, 2013 was $31.00. Past performance of the underlying equity is not indicative of the future performance of the underlying equity.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
5/5/2011*	6/30/2011*	$25.45	$24.35	$25.03
7/1/2011	9/30/2011	$25.44	$22.18	$23.70
10/3/2011	12/30/2011	$26.06	$23.20	$25.93
1/3/2012	3/30/2012	$26.80	$25.66	$26.80
4/2/2012	6/30/2012	$27.58	$26.15	$27.58
7/2/2012	9/28/2012	$28.34	$27.38	$28.17
10/1/2012	12/31/2012	$28.63	$26.87	$27.68
1/2/2013	3/28/2013	$31.08	$28.19	$31.08
4/1/2013**	6/4/2013**	$32.51	$30.95	$31.00

*	Shares of the SPLV Fund commenced trading on NYSE Arca on May 5, 2011 and therefore has a limited historical performance. For this reason, available information for the second calendar quarter of 2011 includes data for the period from May 5, 2011 through June 30, 2011. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2011.
**	As of the date of this free writing prospectus, available information for the second calendar quarter of 2013 includes data for the period from April 1, 2013 through June 4, 2013. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2013.

The graph below illustrates the performance of the underlying equity from May 5, 2011 through June 4, 2013, based on information from Bloomberg. The dotted line represents the threshold percentage of -25%. Past performance of the underlying equity is not indicative of the future performance of the underlying equity.

Supplemental Plan of Distribution (Conflicts of Interest); Secondary Market (if any)

We will agree to sell to UBS Financial Services Inc. and certain of its affiliates, together the “Agents,” and the Agents will agree to purchase, all of the Securities at the issue price less the underwriting discount indicated on the cover of the final pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Securities.

Conflicts of Interest — Each of UBS Securities LLC and UBS Financial Services Inc. is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Securities, thus creating an additional conflict of interest within the meaning of Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. Neither UBS Securities LLC nor UBS Financial Services Inc. is permitted to sell Securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

UBS Securities LLC and its affiliates may offer to buy or sell the Securities in the secondary market (if any) at prices greater than UBS’ internal valuation — The value of the Securities at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC or any affiliate’s customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the Securities immediately after the trade date in the secondary market is expected to exceed the estimated initial value of the Securities as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 12 months after the trade date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates are not required to make a market for the Securities and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the Securities, see “Key Risks — Fair value considerations” and “Key Risks —Limited or no secondary market and secondary market price considerations” on pages 5 and 6 of this free writing prospectus.

Structured Product Categorization

To help investors identify appropriate Structured Products (“Structured Products”), UBS organizes its Structured Products into four categories: Protection Strategies, Optimization Strategies, Performance Strategies and Leverage Strategies. The Securities are classified by UBS as a Performance Strategy for this purpose. The description below is intended to describe generally the four categories of Structured Products and the types of principal repayment features that may be offered on those products. This description should not be relied upon as a description of any particular Structured Product.

♦

Protection Strategies are structured to complement and provide the potential to outperform traditional fixed income instruments. These Structured Products are generally designed for investors with low to moderate risk tolerances.

♦

Optimization Strategies provide the opportunity to enhance market returns or yields and can be structured with full downside market exposure or with buffered or contingent downside market exposure. These structured products are generally designed for investors who can tolerate downside market risk.

♦

Performance Strategies provide efficient access to markets and can be structured with full downside market exposure or with buffered or contingent downside market exposure. These structured products are generally designed for investors who can tolerate downside market risk.

♦	Leverage Strategies provide leveraged exposure to the performance of an underlying asset. These Structured Products are generally designed for investors with high risk tolerances.

In order to benefit from any type of principal repayment feature, investors must hold the Securities to maturity.

Classification of Structured Products into categories is for informational purposes only and is not intended to guarantee particular results or performance.